EXHIBIT 10.5

June 3, 2011

Mr. Ronald Malone

Re:	Extension of Option Exercise Period

Dear Ron:

The employment agreement entered into by and between Gentiva Health Services, Inc. (the “Company”) and you, as amended, provides that any stock options to purchase Company common stock held by you may be exercised until December 31, 2012 (but not beyond the original full term of the option). On May 12, 2011, the Compensation, Corporate Governance and Nominating Committee of the Board of Directors of the Company approved an extension of the option exercise period of stock options held by you. Therefore, effective as of May 12, 2011, any stock options to purchase Company common stock held by you may be exercised until June 30, 2014 (but not beyond the original full term of the option).

If you have any questions regarding the extension of the option exercise period, please feel free to contact me at (770) 541-3688 or John N. Camperlengo at (770) 951-6387. In addition, please acknowledge by executing and returning one copy of this letter.

Very truly yours,

GENTIVA HEALTH SERVICES, INC.

By:	/s/ John Karr
Name:	John Karr
Title:	Vice President, Compensation and Benefits

Acknowledged:

By:	/s/ Ronald A. Malone
Ronald Malone